Exhibit 10.6

FIRST AMENDMENT OF

PHYSICIANS REALTY TRUST 2013 EQUITY INCENTIVE PLAN

Physicians Realty Trust, a Maryland real estate investment trust (the “Company”), has previously established the Physicians Realty Trust 2013 Equity Incentive Plan (the “2013 Equity Plan”).  The 2013 Equity Plan provides that the Board of Trustees (the “Board”) of the Company may at any time amend the 2013 Equity Plan, provided that no amendment for which shareholder approval is required shall be effective unless such amendment shall be approved by the requisite vote of the shareholders of the Company.  The Board has previously delegated its power to amend the 2013 Equity Plan to the Compensation Committee (the “Committee”) of the Board.  The Committee has determined that it is advisable to amend the 2013 Equity Plan and that such amendment does not require shareholder approval.

Therefore, effective July 22, 2013, the 2013 Equity Plan is amended as follows:

1.              By substituting the following sentence for the third sentence of Section 6.6(a) of the 2013 Equity Plan:

“If the Performance Award is to be in Common Shares, the Performance Award may provide for the issuance of the Common Shares at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met.”

2.              By substituting for the reference to the “Board” in the first sentence of Article 9 of the 2013 Equity Plan a reference to the “Committee.”

3.              By deleting and not replacing Article 16 thereof.

In all other respects, the 2013 Equity Plan remains unchanged.

The foregoing amendment was approved and adopted by the Compensation Committee of the Board of Trustees of the Company on May 6, 2014.

PHYSICIANS REALTY TRUST

By:	/s/ John T. Thomas

Name:	John T. Thomas

Title:	Chief Executive Officer